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                                   EXHIBIT 1

                              CERTAIN TRANSACTIONS

  In January 1992, the Company executed an Employment Agreement with Eric V. Carter, effective from July 1, 1992 through December 31, 1995, providing for services by Mr. Carter of an average of 80 hours per calendar quarter and payment by the Company of $2,435.83 per month, plus $100 per hour for every hour worked in excess of 80 hours per quarter. The amount paid pursuant to such agreement in 1994 was $39,700. Pursuant to such agreement, Mr. Carter resigned, effective as of March 31, 1992, as President of the Company and TIE Canada, and was appointed as Executive Vice President of the Company. Mr. Carter remains a director of the Company and TIE Canada. As additional payment under such employment agreement, the Company has agreed to pay Mr. Carter 85% of medical insurance premiums for each of Mr. Carter and his wife from 1996 through the year 2000 in annual amounts not to exceed $9,472, $10,893, $12,528, $14,407 and
$8,284, respectively, or to pay a lump sum equal to the discounted present value of such amounts. By an amendment dated March 18, 1992, the Company also agreed to reimburse Mr. Carter for certain medical expenses relating to a pre-existing condition to the extent such expenses would have been covered had Mr. Carter remained a full-time employee. See "Compensation Committee Interlocks and Insider Participation."
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                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  During 1994, the members of the Compensation Committee were Mr. Robert A. Pritzker, Chairman of the Board of the Company, and Messrs. Robert E. LaBlanc and Lewis V. Collens, who resigned as a Board member in March 1995, none of whom is or has been an officer of the Company or any of its subsidiaries. Neither of the present members of the Compensation Committee is an employee of the Company or any of its subsidiaries or, except as described below, had any transactions with the Company or any of its subsidiaries during 1994.

  On July 1, 1991 (the "Effective Date"), the First Amended Joint Plan of Reorganization (the "Plan of Reorganization") of the Company and certain of its subsidiaries (collectively with the Company, the "Debtors") became effective. Pursuant to the Plan of Reorganization, (1) HCR Partners, an Illinois general partnershp ("HCR"), which, as of the Effective Date, held a $31,593,750 principal amount senior secured note (the "HCR Note") issued by the Company and guaranteed by certain of the other Debtors, exchange on the Effective Date the principal amount of the HCR Note for an approximately 75% fully diluted interest in the Common Stock, or 2,994,469 shares of Common Stock; and (ii) the holders of record of the Company's old common stock, par value $0.05 per share (the "Old Common Stock"), received one share of Common Stock in exchange for every 35 shares of Old Common Stock held, which newly issued shares aggregated approximately 25% of the Company's outstanding common Stock.

  Immediately after the Effective Date, the Company was advised that pursuant to an agreement by and between Marmon Holdings, Inc., a Delaware corporation ("MHI"), and The Pritzker Family Philanthropic Fund (the "Fund"), the two partners of HCR, HCR was liquidated. In connection with such liquidation, the shares of Common Stock directly owned by HCR were distributed to each of MHI and the Fund pro rata in accordance with their respective interests in HCR. Accordingly, as a result thereof, MHI became the direct beneficial owner of 1,796,681 shares of Common Stock (or approximately 45%) and the Fund became the direct beneficial owner of 1,197,788 shares of Common Stock (or approximately 30%). The Company has been advised that in connection with the above-described liquidation of HCR, (i) HCR's rights and obligations pursuant to the Registration Agreement (described and defined below) were assigned to and assumed by MHI and the Fund, and (ii) MCR's rights and obligations pursuant to the Credit Agreement (identified and defined below) were assigned to and assumed by MHI. The Company has consented to each such assignment.

  Messrs. Pritzker, Gluth and Webb, each of whom currently serves as a director of the Company and is a nominee for re-election, are employees of The Marmon Group, Inc., a Delaware corporation ("MGI"), which may be deemed to be under common control with MHI, and Messrs. Pritzker, Gluth and Webb are, respectively, President, Vice Presdident and Treasurer, and Vice President of MHI. In addition, Messrs. Pritzker, Gluth and Webb are President, Executive Vice President and Treasurer, and Vice President and Secretary, respectively, of The Marmon Corporation, a Delaware corporation, which may be deemed to be under common control with MGI and MHI. Substantially all of the stock of MGI, MHI and The Marmon Corporation is owned, directly or indirectly, by trusts primarily for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased, and entities controlled by such trusts. In compliance with MGI policy, during 1994 Messrs. Pritzker, Gluth and Webb remitted to MGI all Director and Committee fees received by them from the Company during that year. Except as described herein, there are no arrangements or undertakings with respect to the election of directors of the Company or the appointment of executive officers of the Company.

  HCR, the Company and certain of the Company's subsidiaries (collectively, the "Subsidiaries") entered into a Revolving Credit Agreement, effective as of the Effective Date (the "Credit Agreement"), whereby HCR agreed to provide to the Company up to $10 million on a revolving basis through December 31, 1993. The Credit Agreement has been assumed by MHI, and was amended effective December 31, 1993 to provide to the Company up to $7 million on a revolving basis through December 31, 1996. A $75,000 facilities fee payable in 1994 in connection with the extension of the Credit Agreement with MHI was paid in 1995.
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Advances under the Credit Agreement bear interest at the per annum rate of one percent plus the "reference rate" of Bank of America Illinois, and the Company pays a quarterly fee of one-quarter percent per annum on the average unused amounts available under the Credit Agreement. During 1994, the Company had a maximum advance under the Credit Agreement of $3.8 million, the total of which was repaid on or before December 31, 1994. The Credit Agreement is guaranteed by the Subsidiaries and is secured by first priority liens on substantially all of the assets of the Company and its Subsidiaries.

  The Company and HCR also entered into a Registration Rights Agreement dated as of June 18, 1991 (the "Registration Agreement"), pursuant to which the Company granted to HCR and its successors certain rights to register the shares of Common Stock held thereby.

  The Company entered into a Revolving Funds Agreement dated as of January 1, 1992 (the "Funds Agreement"), with The Marmon Corporation pursuant to which the Company deposits its daily available cash balance with MGI acting on behalf of The Marmon Corporation. The Funds Agreement is terminable by either party upon 30 days' prior written notice. Funds deposited by the Company with MGI are held in commingled accounts with funds of entities under common control with The Marmon Corporation, and are deliverable to the Company upon demand. The Marmon Corporation pays interest to the Company monthly on the average daily balance of funds held pursuant to the Funds Agreement during such month at the prime rate made available by The First National Bank of Chicago on the last day of such month. During 1994, The Marmon Corporation held an average of approximately $250,000 pursuant to the Funds Agreement.

  The Company entered into an Administrative and Consulting Services Agreement dated as of August 1, 1991 (the "Administrative Agreement"), with MGI pursuant to which MGI provided certain centralized administrative and consulting services to the Company. The Administrative Agreement was terminable by either party on 30 days' prior written notice. In consideration of services performed during 1994, the Company paid $432,000 to MGI. Pursuant to the Administrative Agreement, the Company also agreed to reimburse MGI for all reasonable expenses it incurred in connection with the provision of services to the Company. Effective January 1, 1995, upon substantially the same terms and conditions, the Company re-entered into an Administrative Agreement with MGI wherein the same administrative and consulting services will continue to be provided by MGI. Currently, the Company pays MGI a monthly fee of $36,000 for each month during which the Administrative Agreement is in effect.